BlackRock Mid Cap Value Opportunities Series, Inc.:

BlackRock Mid Value Opportunities Fund

FILE #811-07177

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
4/21/2008	INTREPID POTASH INC.	30,000,000	8,200	Goldman, Sachs & Co, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, BMO Capital Markets Corp